                                                           Registration No. 333-
       As filed with the Securities and Exchange Commission on February 6, 1998

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------
                                 OMNICARE, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                       31-1001351

(State of Incorporation)                      (IRS Employer Identification No.)

                     50 EAST RIVERCENTER BLVD. -- SUITE 1530
                            COVINGTON, KENTUCKY 41011
                                 (606) 655-1180
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                CHERYL D. HODGES
                         C/O OMNICARE MANAGEMENT COMPANY
                     2800 CHEMED CENTER, 255 E. FIFTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 762-6666
    (Address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                  Please send copies of all communications to:
      MORTON A. PIERCE, ESQ.                      JOSEPH M. RIGOT, ESQ.
      DEWEY BALLANTINE LLP                      THOMPSON HINE & FLORY LLP
   1301 AVENUE OF THE AMERICAS                  2000 COURTHOUSE PLAZA N.E.
     NEW YORK, NEW YORK 10019                     DAYTON, OHIO 45401-8801
         (212) 259-8000                                (937) 443-6600

                                   ----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

                                   ----------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
  Title of Each Class of          Amount to         Proposed Maximum             Proposed Maximum            Amount of
Securities to be Registered     be Registered   Offering Price Per Unit(1)  Aggregate Offering Price(1)  Registration Fee(2)
-------------------------------------------------------------------------------------------------------------------------------

5% Convertible Subordinated
Debentures due 2007             $345,000,000               100%                   $345,000,000               $101,775

Common Stock, par value
$1.00 per share                    8,976,222(3)           $28.78                  $  7,600,827               $  2,242

Total                                 NA                  NA                      $352,600,827               $104,017
-------------------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Pursuant to Rule 457(i) there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the Debentures because no additional consideration will be received in connection with the exercise of the conversion privilege. With respect to the 264,101 shares of Common Stock offered hereby that are not issuable upon conversion of the Debentures, the registration fee has been computed pursuant to Rule 457(c) based on $28.78, the average of the high and low prices reported on the New York Stock Exchange on January 30, 1998.

(3) Plus such additional indeterminate number of shares as may become issuable upon conversion of the Debentures being registered hereunder by means of adjustment of the conversion price.

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED _________, 1998

PROSPECTUS
                                 OMNICARE, INC.
                 $345,000,000 PRINCIPAL AMOUNT OF 5% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2007
                    (Interest payable June 1 and December 1)

                        --------------------------------
                        8,976,222 SHARES OF COMMON STOCK

                                   ----------

         This Prospectus relates to (i) $345,000,000 aggregate principal amount of 5% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicare, Inc., a Delaware corporation ("Omnicare" or the "Company"), (ii) 8,712,121 shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Conversion Shares") and (iii) 264,101 additional shares of Common Stock (the "Additional Shares"). The Conversion Shares and the Additional Shares are referred to herein collectively as the "Shares." The Debentures and the Shares that are being registered hereby are to be offered for the account of the holders thereof or by their transferees, pledgees, donees or successors (the "Selling Securityholders"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities, Inc., Smith Barney Inc. and William Blair & Company, L.L.C. (the "Initial Purchasers") in December 1997 in connection with a private offering. See "Description of the Debentures."


         The Debentures are convertible into Common Stock of the Company at any time after March 10, 1998 through maturity, unless previously redeemed, at a conversion price of $39.60 per share, subject to adjustments in certain events. The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "OCR." On February 5, 1998, the closing price of the Common Stock on the NYSE Composite Tape was $31.75 per share.


         The Debentures do not provide for a sinking fund. The Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest, except that no redemption may be made prior to December 6, 2000. Upon a Fundamental Change (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to redeem such holder's Debentures at declining redemption prices, subject to adjustments in certain events as described herein, together with accrued interest. See "Description of Debentures
- Optional Redemption by the Company" and "- Redemption at Option of the
Holder."

         The Debentures are unsecured obligations of the Company and are subordinated to all present and future Senior Indebtedness (as defined herein) of the Company and will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. The Indenture (as defined herein) does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures - Subordination of Debentures."


         The Initial Purchasers have advised the Company that they intend to make a market in the Debentures. The Initial Purchasers, however, are not obligated to do so and any such market making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. No assurance can be given that any market for the Debentures will develop or be maintained.

         The Debentures and the Shares are being registered to permit public secondary trading of (i) the Debentures and, upon conversion, the Conversion Shares and (ii) the Additional Shares, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and commissions) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus.

         The Company will not receive any of the proceeds from sales of Debentures or the Shares by the Selling Securityholders. The Debentures and the Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The Selling Securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Debentures or Shares as principals, any profits received by such broker-dealers on the resale of the Debentures or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

                                   ----------

SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                   ----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1998

                              AVAILABLE INFORMATION


         The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") on Form S-3 under the Securities Act with respect to the Debentures and the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Debentures and the Shares offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements, the Registration Statement and exhibits thereto and other information may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such documents may be obtained from the Public Reference Section of the Commission at its Washington, D.C. or regional offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Reports, proxy statements and other information concerning Omnicare can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended; the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, as amended, June 30, 1997 and September 30, 1997, as amended; the Company's Current Reports on Form 8-K dated January 31, 1997, February 6, 1997, May 31, 1997, August 6, 1997, August 8, 1997, September
12, 1997 (as amended September 29, 1997 and December 4, 1997), December 1, 1997 and December 10, 1997; and the Company's Form 8-A Registration Statement filed September 14, 1993 are hereby incorporated by reference in this Prospectus. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering being made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Omnicare, Inc., 50 East RiverCenter Blvd. -- Suite 1530, Covington, Kentucky 41011, Attention: Corporate Secretary -- Cheryl
D. Hodges (telephone: (606) 291-6800).

                                  THE COMPANY

         Omnicare is a leading independent provider of pharmacy and related services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. Omnicare purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical recordkeeping and third-party billing for residents in such facilities. Omnicare also provides consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations. In addition, Omnicare provides ancillary services, such as infusion therapy, distributes medical supplies and offers clinical care plan and financial software information systems to its client nursing home facilities. Omnicare currently provides these services to approximately 445,100 residents in approximately 5,500 long-term care and other institutional health care facilities in 37 states. Omnicare's executive offices are located at 50 East RiverCenter Blvd. -- Suite 1530, Covington, Kentucky 41011, and its telephone number is (606) 655-1180.

                                  RISK FACTORS

         This Prospectus (including the documents incorporated by reference herein) contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus (including the documents incorporated by reference herein).

RISKS RELATING TO ACQUISITION PROGRAM

         In accordance with its strategy for growth, which is to build its institutional pharmacy business into a national organization dedicated to serving the long-term care market, Omnicare is presently engaged in a geographic expansion program which incorporates an active acquisition program in the long-term care pharmacy industry. The success of Omnicare's acquisition program and of its underlying growth strategy will depend, among other things, on the continued availability of suitable acquisition candidates. Although Omnicare historically has not had difficulty in identifying suitable acquisition candidates, there can be no assurance that Omnicare will consummate any additional acquisitions due to the potential for increased competition for acquisitions from other firms seeking to enter this market or to enhance their institutional pharmacy businesses.

         Omnicare's strategy also contemplates the continued internal growth of the acquired businesses. Any business acquisition, however, involves inherent uncertainties, such as the effect on the acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of acquired businesses. Potential obstacles to the successful integration of acquired businesses include, among others, consolidation of financial and managerial functions and elimination of operational redundancies, achievement of purchasing efficiencies and the addition and integration of key personnel. Even though an acquired business may have enjoyed excellent growth as an independent company prior to an acquisition, there can be no assurance that such growth would continue after an acquisition. There can be no assurance, that any acquisition will be integrated successfully or will not have an adverse impact on Omnicare's results of operations or financial condition.

RISKS OF GOVERNMENT REGULATION

         Omnicare's pharmacy business is subject to federal, state and local regulations, and its pharmacies are required to be licensed in the states in which they are located. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of Omnicare's business. In addition, the long-term care facilities that contract for Omnicare's services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these institutions to comply with such regulations or to obtain or renew any required licenses could result in the loss of Omnicare's ability to provide pharmacy services to their residents. Omnicare is also subject to federal and state laws that prohibit certain direct and indirect payments between health care providers that are intended, among other things, to induce or encourage the referral of residents to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicare, Medicaid and other federal health care programs.









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



DEPENDENCE UPON GOVERNMENT-SPONSORED AND THIRD PARTY REIMBURSEMENT

         Approximately one-half of Omnicare's pharmacy services billings are reimbursed by government-sponsored programs, largely Medicaid and to a lesser extent Medicare, and the remainder is paid or reimbursed by individual residents, long-term care facilities and other third party payors, including private insurers. Medicaid and Medicare are highly regulated. The failure, even if inadvertent, of Omnicare and/or its client institutions to comply with applicable reimbursement regulations could adversely affect Omnicare's business.

         Omnicare's sales and profitability are, and will continue to be, affected by the efforts of all payors to contain or reduce the cost of health care by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes which serve to lower reimbursement levels under Medicare, Medicaid or private pay programs, including managed care contracts, could adversely affect Omnicare. Furthermore, other changes in such reimbursement programs or in regulations related thereto, such as modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid, Medicare or other third party expenditures, could adversely affect Omnicare's business.

UNCERTAINTIES ASSOCIATED WITH HEALTH CARE REFORM AND FEDERAL BUDGET LEGISLATION

         In recent years, a number of legislative proposals have been introduced in Congress that would effect major changes in the health care system, either nationally or at the state level. The Balanced Budget Act of 1997 ("Balanced Budget Act") signed into law on August 5, 1997, seeks to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs. With respect to Medicare, the law mandates establishment of a prospective payment system ("PPS") for Medicare skilled nursing facilities ("SNFs") under which facilities will be paid a federal per diem rate for virtually all covered SNF services. It is anticipated that the PPS will be phased in over three cost reporting periods, starting with cost reporting periods beginning on or after July 1, 1998. In the accompanying Conference Report, the conferees specifically note that, to ensure that the frail elderly residing in SNFs receive needed and appropriate medication therapy, the Secretary of the Department of Health and Human Services is to consider, as part of the PPS for SNFs, the results of studies conducted by independent organizations, including those which examine appropriate payment mechanism and payment rates for medication therapy, and to develop case mix adjustments that reflect the needs of such residents. The Balanced Budget Act also imposes limits on annual updates in payments to Medicare SNFs for routine services, and institutes consolidated billing for SNF services for all non-physician Medicare Part B items and services for SNF residents, effective July 1, 1998. The law also imposes numerous other cost savings measures affecting Medicare SNF services. In addition, the Balanced Budget Act requires, as a condition of issuance or renewal of a Medicare Part B supplier number, for the supplier to obtain a surety bond. In January 1998, new rules were proposed to establish additional supplier standards, including the requirement to obtain a surety bond. A supplier must obtain a surety bond for each tax identification number for which it has a Medicare supplier number.

         The Balanced Budget Act also repeals the "Boren Amendment" federal payment standard for Medicaid payments to Medicaid nursing facilities effective October 1, 1997. There can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities or that payments to nursing facilities will be made on a timely basis. The law also grants greater flexibility to states to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver projects generally exempt institutional care, including nursing facility and institutional pharmacy services, no assurances can be given that these programs ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. The Company anticipates that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies. It is not possible to predict the effect of the recent budget legislation or the interpretation or administration of such legislation on Omnicare's business. Accordingly, there can be no assurance that these changes or any future health care legislation will not adversely affect Omnicare's business.

COMPETITION

         The long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. In the geographic regions it serves, Omnicare competes with numerous local and regional institutional pharmacies, as well as the pharmacy operations owned by other long-term care facilities. In its program of acquiring institutional pharmacy providers, Omnicare competes with other companies with similar acquisition strategies. Certain of Omnicare's competitors have substantial financial resources. There can be no assurance that Omnicare will not encounter increased competition which could adversely affect its business, results of operations or financial condition.

SUBORDINATION OF DEBENTURES

         The Debentures are subordinate in right of payment to all current and future Senior Indebtedness of the Company. Senior Indebtedness includes all indebtedness of the Company, whether existing on or created or incurred after the date of the issuance of the Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. At December 31, 1997, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of indebtedness and other liabilities of the Company and its subsidiaries to which the Debentures are effectively subordinated was approximately $40,000,000. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full. In addition, holders of the Debentures are effectively subordinated to the claims of creditors of the Company's subsidiaries to the extent of the assets of such subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of the Company, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Company or the holders of the Debentures. See "Description of Debentures."

LIMITATIONS ON REPURCHASE UPON A FUNDAMENTAL CHANGE

         In the event of a Fundamental Change, each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures as described herein under the caption "Description of Debentures - Redemption at Option of the Holder." The Company's ability to repurchase the Debentures upon a Fundamental Change may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Fundamental Change will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Fundamental Change. The term "Fundamental Change" is limited to certain specified transactions involving a Change in Control (as defined) and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating (if any) of the Debentures nor would the requirement that the Company offer to repurchase the Debentures upon a Fundamental Change necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Debentures."

ABSENCE OF PUBLIC MARKET; TRANSFER RESTRICTIONS

         Prior to this offering there has been no public trading market for the Debentures, although the Debentures have been eligible for trading through the Nasdaq Stock Market's Portal Market.SM Debentures acquired pursuant to this Prospectus will not be eligible for trading in the Portal Market. Although the Initial Purchasers have advised the Company that the Initial Purchasers currently intend to make a market in the Debentures, the Initial Purchasers are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance that any public market for the Debentures will develop or, if one does develop, that it will be maintained. If an active public market for the Debentures fails to develop or be sustained, the trading price of such Debentures could be materially adversely affected. The Company does not intend to apply for listing of the Debentures on any securities exchange.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from sales of the Debentures or the Shares by the Selling Securityholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:




                                                                        Nine Months
                                                                          Ended

                                         Year Ended December 31,        September 30,
                                         -----------------------        -------------


                                       1992  1993  1994  1995  1996     1996    1997
                                       ----  ----  ----  ----  ----     ----    ----

Ratio of earnings to fixed charges    3.41x  5.43x 3.92x  6.37x 12.96x  10.64x  19.22x

         The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense (one-third) deemed representative of the interest factor.

                            DESCRIPTION OF DEBENTURES

         The Debentures were issued under an indenture dated as of December 10, 1997 (the "Indenture"), between the Company and The First National Bank of Chicago, as trustee (the "Trustee"). Copies of the form of Indenture and Registration Rights Agreement (as defined below) are available from the Trustee upon request by a registered holder of the Debentures. The following summaries of certain provisions of the Debentures, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debentures, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of Debenture which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. References in this section to the "Company" are solely to Omnicare, Inc., a Delaware corporation, and not its subsidiaries.

GENERAL

         The Debentures represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Debentures" and convertible into Common Stock as described under "Conversion of Debentures." The Debentures are limited to $345,000,000 aggregate principal amount, are issuable only in denominations of $1,000 and multiples thereof and will mature on December 1, 2007 unless earlier redeemed at the option of the Company or at the option of the holder upon a Fundamental Change (as defined).

         The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Indebtedness (as defined below under "Subordination of Debentures") or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Debentures in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Redemption at Option of the Holder."

         The Debentures bear interest at the rate of 5% per annum from December 10, 1997, payable semi-annually on June 1 and December 1, commencing on June 1, 1998, to holders of record at the close of business on the preceding May 15 and November 15, respectively, except (i) that the interest payable upon redemption (unless the date of redemption is an interest payment date) will be payable to the person to whom principal is payable and (ii) as set forth in the next succeeding sentence. In the case of any Debenture (or portion thereof) which is converted into Common Stock of the Company during the period from (but excluding) a record date to (but excluding) the next succeeding interest payment date either (i) if such Debenture (or portion thereof) has been called for redemption on a redemption date which occurs during such period, or is to be redeemed in connection with a Fundamental Change on a Repurchase Date (as defined) which occurs during such period, the Company shall not be required to pay interest on such interest payment date in respect of any such Debenture (or portion thereof) or (ii) if otherwise, any Debenture (or portion thereof) submitted for conversion during such period shall be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted (see "Conversion of Debentures"). Interest may, at the Company's option, be paid either (i) by check mailed to the address of the person entitled thereto as it appears in the Debenture register or (ii) by transfer to an account maintained by such person located in the United States; provided, however, that payments to The Depository Trust Company, New York, New York ("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months

FORM, DENOMINATION AND REGISTRATION

         Global Debenture, Book-Entry Form. Debentures are issuable in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof. Debentures sold by the Selling Securityholders pursuant to the Registration Statement of which this Prospectus forms a part will be represented by a global Debenture (the "Registered Global Debenture"), except as set forth below under "Certificated Debentures." The Registered Global Debenture will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Beneficial interests in the Registered Global Debenture will be exchangeable for definitive certificated Debentures only in accordance with the terms of the Indenture.

         Purchasers of the Debentures offered hereby may hold their interests in the Registered Global Debenture directly through DTC or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds.

         Persons who are not Participants may beneficially own interests in the Registered Global Debenture held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Registered Global Debenture, Cede for all purposes will be considered the sole holder of the Registered Global Debenture. Except as provided below, owners of beneficial interests in the Registered Global Debenture will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

         Payment of interest on and the redemption price of the Registered Global Debenture will be made to Cede, the nominee for DTC, as the registered owner of the Registered Global Debenture by wire transfer of immediately available funds on each interest payment date or the redemption date, as the case may be. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Registered Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Registered Global Debenture, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Registered Global Debenture as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Registered Global Debenture held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

         Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Registered Global Debenture to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

         Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures (including, without limitation, the presentation of Debentures for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Registered Global Debenture are credited, and only in respect of the principal amount of the Debentures represented by the Registered Global Debenture as to which such Participant or Participants has or have given such direction.

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Registered Global Debenture among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Debentures to be issued in definitive form in exchange for the Registered Global Debenture.

         Certificated Debentures. Holders of Debentures may request that certificated Debentures be issued in lieu of, or in exchange for, Debentures represented by the Registered Global Debenture. Furthermore, certificated Debentures may be issued in exchange for Debentures represented by the Registered Global Debenture if no successor depositary is appointed by the Company as set forth above under "Global Debenture, Book-Entry Form."

CONVERSION OF DEBENTURES

         The holders of Debentures will be entitled at any time after March 10, 1998 through the close of business on the final maturity date of the Debentures, subject to prior redemption, to convert any Debentures or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below. Except as described below, no payment or other adjustment will be made on conversion of any Debentures for interest accrued thereon or for dividends on any Common Stock issued. If any Debentures not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Debentures must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last business day prior to the date of conversion. In the case of Debentures called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption unless the Company defaults in the payment of the redemption price. A Debenture in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

         The initial conversion price of $39.60 per share of Common Stock is subject to adjustment under formulae as set forth in the Indenture in certain events, including:

                  (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

                  (ii) certain subdivisions and combinations of the Common
         Stock;

                  (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock;

                  (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock) or evidences of Indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash);

                  (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any fiscal quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75 percent of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (v). If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

                  (vi) payment in respect of a tender offer or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined in the Indenture) per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, and

                  (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount that increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

         In the case of (i) any reclassification of the Common Stock or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Debentures then outstanding will generally be entitled thereafter to convert such Debentures into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, combination, sale or conveyance had such Debentures been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a holder of Debentures would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

         In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring conversion price adjustments, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain United States Federal Income Tax Considerations" below.

         The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See Certain United States Federal Income Tax Considerations."

         No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

         The Debentures are not entitled to any sinking fund. At any time on or after December 6, 2000, the Debentures will be redeemable at the Company's option on at least 30 days' notice as a whole or, from time to time, in part at the following prices (expressed as a percentage of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption:

         If redeemed during the period beginning December 6, 2000 and ending on November 30, 2001 at a redemption price of 103.500%, and if redeemed during the 12-month period beginning December 1:






                                                           REDEMPTION

               YEAR                                          PRICE
               ----                                          -----
                2001..............................          103.000%
                2002..............................          102.500
                2003..............................          102.000
                2004..............................          101.500
                2005..............................          101.000
                2006..............................          100.500

and 100% at December 1, 2007, provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Debentures being redeemed.

         If less than all of the outstanding Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Debentures is selected for partial redemption and such holder converts a portion of such Debentures, such converted portion shall be deemed to be of the portion selected for redemption.

         The Company may not give notice of any redemption of Debentures if an Event of Default with respect to the payment of interest on any Debentures has occurred and is continuing.

REDEMPTION AT OPTION OF THE HOLDER

         If a Fundamental Change (as defined) occurs at any time prior to December 1, 2007, each holder of Debentures shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date of the Company's notice of such Fundamental Change. The Debentures will be redeemable in multiples of $1,000 principal amount.

         The Company shall redeem such Debentures at a price expressed as a percentage of the principal amount equal to (i) 105.000% if the Repurchase Date is before December 1, 1998, (ii) 104.500% if the Repurchase Date is during the period beginning December 1, 1998 and ending November 30, 1999, (iii) 104.000% if the Repurchase Date is during the period beginning December 1, 1999 and ending on December 5, 2000, and (iv) thereafter at the redemption price set forth under "Optional Redemption by the Company" which would be applicable to a redemption at the option of the Company on the Repurchase Date; provided that, if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall redeem such Debentures at a price equal to the foregoing redemption price multiplied by the fraction obtained, by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Debentures to, but excluding, the Repurchase Date; provided that, if such Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Debentures on the relevant record date.

         The Company is required to mail to all holders of record of the Debentures a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company is also required to deliver the Trustee a copy of such notice. To exercise the redemption right, a holder of Debentures must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change (the "Fundamental Change Expiration Time"), written notice of the holder's exercise of such right, together with the Debentures to be so redeemed, duly endorsed for transfer, to the Company (or an agent designated by the Company for such purpose). Payment for Debentures surrendered for redemption (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly following the Repurchase Date.

         The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, be converted into, be acquired for, or constitute in all material respects solely the right to receive, consideration which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event which will be listed) on a

United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise). The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially mean $20 and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $20 to the conversion price specified on the cover page of this Prospectus (without regards to any adjustment thereto).

         The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act to the extent then applicable in connection with the redemption rights of the holders of Debentures in the event of a Fundamental Change.

         The redemption rights of the holders of Debentures could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, nor would the requirement that the Company offer to repurchase the Debentures upon a Fundamental Change necessarily afford the holders of the Debentures protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company.

If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all the Debentures tendered by the holders thereof. In addition, the Company's ability to repurchase the Debentures upon a Fundamental Change may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Fundamental Change will be dependent on compliance with applicable laws. The Company's failure to redeem tendered Debentures in connection with a Fundamental Change would in any event constitute an Event of Default under the Indenture.

SUBORDINATION OF DEBENTURES

         The Indebtedness evidenced by the Debentures is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness of the Company. The Debentures also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of the Company's subsidiaries.

         Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest (including liquidated damages, if any) on the Debentures is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Senior Indebtedness. In the event of any acceleration of the Debentures because of an Event of Default (as defined), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Senior Indebtedness before the holders of the Debentures are entitled to receive any payment or distribution in respect thereof. The Indenture requires that the Company promptly notify holders of Senior Indebtedness if payment of the Debentures is accelerated because of an Event of Default.

         The Company also may not make any payment upon or in respect of the Debentures (including upon redemption) if (i) a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "Payment Default") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture (a "Non-Payment Default"). Payments on the Debentures may and shall be resumed (a) in case of a Payment Default, upon the date on which such default is cured or waived or ceases to exist and (b) in case of a Non-Payment Default, the earlier of the date on which such Non-Payment Default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest (including liquidated damages, if any) on the Debentures that have come due have been paid in full in cash. No Non-Payment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice.

         In the event that, notwithstanding the foregoing, the Trustee or any holder of the Debentures receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Debentures before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

         By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

         The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Debentures or expressly provides that such Indebtedness is pari passu or junior to the Debentures. Notwithstanding the foregoing, the term Senior Indebtedness shall not include Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company.

         The term "Indebtedness" means, with respect to any Person (as defined) and without duplication:

                  (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

                  (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances;

                  (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property;

                  (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

                  (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d);

                  (f) any indebtedness or other obligations described in clauses
         (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person; and

                  (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through
         (f).

         The term "Designated Senior Indebtedness" means Senior Indebtedness under the Company's existing revolving credit facility or any other particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

         The Debentures will also be effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of the Company's subsidiaries. Any right of the Company to receive the assets of any of its subsidiaries upon the liquidation or reorganization thereof (and the consequent right of the holders of the Debentures to participate in these assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

         The Company's ability to redeem, repurchase or make interest and principal payments on the Debentures is dependent upon the earnings of its subsidiaries and the distribution of those earnings (through dividends or otherwise) to, or upon loans or other payment of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, the Company may be unable to gain access to the cash flow or assets of its subsidiaries in amounts sufficient to pay the principal of or interest on the Debentures when due or to redeem Debentures at the option of the holders thereof after the occurrence of a Fundamental Change.


          As of December 31, 1997, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of indebtedness and other liabililties of the Company and its subsidiaries to which the Debentures are effectively subordinated was approximately $40,000,000. The Indenture will not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness or other liabilities that any subsidiary can create, incur, assume or guarantee.


         The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Debentures. The Trustee's claims for such payments will generally be senior to those of the holders of the Debentures in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

         An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any (upon redemption or otherwise), on the Debentures (whether or not such payment is permitted to be made under the subordination provisions described above); default for 30 days in payment of any installment of interest, including liquidated damages, if any, on the Debentures (whether or not such payment is permitted to be made under the subordination provisions described above); default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries (as defined). The Indenture provides that the Trustee may withhold notice to the holders of the Debentures of any default (except in payment of principal or premium, if any, or interest (including liquidated damages, if any) with respect to the Debentures) if the Trustee considers it in the interest of the holders of the Debentures to do so.

         The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Debentures then outstanding may declare the principal of, premium, if any, and accrued interest (including liquidated damages, if any) on the Debentures to be due and payable immediately. In the case of certain events of bankruptcy or insolvency of the Company, the principal of, premium, if any, and accrued interest (including liquidated damages, if any) on the Debentures shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest (including liquidated damages, if any) on any of the Debentures which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Debentures then outstanding.

         The Indenture provides that any payment of principal, premium, if any, or interest (including liquidated damages, if any) that is not made when due (whether or not such payment is permitted to be made under the subordination provisions described above) will accrue interest, to the extent legally permissible, at the annual rate set forth on the cover page hereof from the date on which such payment was required under the terms of the Indenture until the date of payment.

         The holders of a majority in principal amount of the Debentures then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

         The Indenture provides that no holder of the Debentures may pursue any remedy under the Indenture, except for a default in the payment of principal, premium, if any, or interest (including liquidated damages, if any), on the Debentures, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default, and the holders of at least 25% in principal amount of the outstanding Debentures shall have made a written request, and offered reasonable indemnity, to the Trustee to pursue the remedy, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debentures a direction inconsistent with such request and shall have failed to comply with such request within 60 days after receipt of such request.

MODIFICATION OF THE INDENTURE

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the Debentures at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debentures, except that no such modification shall (i) extend the fixed maturity of any Debenture, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to redeem any Debenture upon the happening of any Fundamental Change in a manner adverse to the holders of the Debentures, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Debentures are payable, impair the right to convert the Debentures into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the holders of the Debentures in any material respect, without the consent of each holder of a Debenture so affected or (ii) reduce the aforesaid percentage of Debentures whose holders are required to consent to any such modification of the Indenture or any such supplemental indenture, without the consent of the holders of all of the Debentures then outstanding. The Indenture also provides for certain modifications of its terms without the consent of the holders of the Debentures.

REGISTRATION RIGHTS OF THE DEBENTUREHOLDERS

         Pursuant to the terms of the Registration Rights Agreement dated as of December 10, 1997 between the Company and the Initial Purchasers (the "Registration Rights Agreement"), the Company has filed with the Commission a Registration Statement, of which this Prospectus forms a part, covering resales by holders of the Debentures and the Common Stock issuable upon conversion of the Debentures. The Company has agreed to keep the Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered pursuant to the Registration Rights Agreement thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act, or any successor provision. The Registration Rights Agreement provides that the Company may suspend the use of this Prospectus for a period not to exceed 30 days in any three-month period, or not to exceed an aggregate of 60 days in any 12-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company has agreed to pay predetermined liquidated damages to those holders of Debentures and those holders of Common Stock issued upon conversion of the Debentures who have requested to sell pursuant to the Registration Statement if the Registration Statement is unavailable for periods in excess of those permitted above. The Company has further agreed, if such unavailability continues for an additional thirty-day period, to pay predetermined liquidated damages to all holders of Debentures and all holders of Common Stock issued upon conversion of the Debentures, whether or not such holder has requested to sell pursuant to the Registration Statement. The Registration Rights Agreement provides for Selling Securityholders to (i) be named as a selling securityholder in this Prospectus or a supplement hereto and (ii) deliver this Prospectus together with any relevant Prospectus Supplement to purchasers, and further provides for Selling Securityholders to be bound by those provisions of the Registration Rights Agreement which are applicable to the Selling Securityholders (including indemnification provisions). The Company has agreed to pay all expenses incident to the Company's performance of and compliance with the Registration Rights Agreement (other than underwriting discounts and selling commissions), provide to each Selling Securityholder copies of this Prospectus and any relevant Prospectus Supplement, notify the Selling Securityholders by release made to Reuters Economic Services and Bloomberg Business News when the Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Debentures and the underlying Common Stock.

INFORMATION CONCERNING THE TRUSTEE

         The First National Bank of Chicago, as Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Debentures.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The authorized capital stock of the Company consists of 110,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, without par value. At December 31, 1997, 82,152,665 shares of Common Stock were issued and outstanding. The Board of Directors, without further action by the stockholders, is authorized to issue preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications. As of December 31, 1997, there was no preferred stock issued or outstanding, and the Board of Directors has not authorized the issuance of any preferred stock.

COMMON STOCK

         The Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Common Stock have one vote on any matter submitted to the vote of stockholders. The Common Stock does not have cumulative voting rights. Upon any liquidation of the Company, the holders of Common Stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of Common Stock are fully paid and nonassessable.

CERTAIN ANTITAKEOVER PROVISIONS

         With certain exceptions, in the event a person owns 10% or more of the Company's stock entitled to vote, a majority of the shares not so owned is required to authorize (1) any merger of the Company with such person, (2) any sale, lease or other disposition of all or substantially all of the Company's assets to such person or (3) certain issuances and transfers of securities of the Company to such person. Directors may be removed without cause only by the affirmative vote of the holders of two-thirds of the Company's capital stock entitled to vote on the election of directors. The Board of Directors of the Company, when evaluating any offer of another person to make a tender or exchange offer, merge or purchase or otherwise acquire all or substantially all of the assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, give due consideration to all relevant factors, including the social and economic effects on employees, customers, suppliers and other constituents of Omnicare and on the communities in which Omnicare operates or is located. The sections of the Company's Restated Certificate of Incorporation described in this paragraph may not be altered, amended or repealed without approval of two-thirds of the outstanding shares of each class entitled to vote thereon as a class.

TRANSFER AGENT

         Omnicare's transfer agent for its Common Stock is Chase Mellon Shareholder Services, LLC, Ridgefield Park, New Jersey.

         CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general summary of certain United States federal tax consequences relating to an investment in the Debentures. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change with possible retroactive effect. This summary does not discuss any state, local or foreign tax considerations, and does not address all federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules, such as life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is not the U.S. dollar, and investors that hold Debentures as part of a hedge, straddle or conversion transaction. In addition, this summary is generally limited to Debentures and Common Stock that are held as "capital assets" within the meaning of the Code. Federal tax considerations for Non-U.S. Holders are discussed separately below.

         Interest on Debentures. Interest paid on the Debentures will be taxable to a holder as ordinary interest income at the time that such interest is accrued or received in accordance with the holder's method of tax accounting. The Debentures were not issued with original issue discount within the meaning of the Code.

         Constructive Dividends. Certain corporate transactions, such as distributions of assets to holders of Common Stock, may be treated as deemed distributions to holders of the Debentures if the conversion price of the Debentures is adjusted to reflect such transaction. Adjustments to the conversion price, however, made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing dilution of the interest of the holders of Debentures, generally will not be considered to result in a deemed distribution. Such a deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the rules discussed below under "Dividends on Shares of Common Stock" and holders may recognize income as a result even though they will receive no cash or property.

         Sale or Exchange of Debentures or Shares of Common Stock. In general, a holder of Debentures will recognize gain or loss upon the sale, redemption, retirement or other disposition of Debentures measured by the difference between
(i) the amount of cash and the fair market value of any property received (except to the extent attributable to accrued interest, which will generally be taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Debentures. A holder's tax basis in Debentures generally will equal the cost of the Debentures to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Debentures. In general, each holder of the Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange, or other disposition of the Common Stock measured by the difference between (i) the amount of cash and the fair market value of any property received and (ii) the holder's adjusted basis in the Common Stock. (For a discussion of the basis and holding period of shares of Common Stock, see "Conversion of Debentures," below.) Subject to the market discount rules discussed below, the gain or loss on the disposition of Debentures or Common Stock will be capital gain or loss and will be long-term gain or loss if the Debentures or shares of Common Stock have been held for more than one year at the time of such disposition. In the case of individuals, "net capital gain," i.e. the excess of net long-term capital gain over net short-term capital loss is generally subject to a reduced rate of federal income tax. Capital gains and losses from property held for more than 18 months will be taken into account in determining "adjusted net capital gain," which is subject to a further reduction in the rate of tax pursuant to a recent amendment of the Code. Also, in taxable years beginning after December 31, 2000, an additional reduction in the rate of tax may be available in certain circumstances for capital gains from property held by the taxpayer for more than five years.

         Conversion of Debentures. A holder of Debentures will not recognize gain or loss on the conversion of the Debentures solely into Common Stock except with respect to cash in lieu of fractional shares. The holder's tax basis in the shares of Common Stock received upon conversion of the Debentures will be equal to the holder's aggregate basis in the Debentures exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share of Common Stock). The holding period of the Common Stock will generally include the period during which such holder held the Debentures prior to conversion. Under current ruling policy of the Internal Revenue Service, cash received in lieu of a fractional share of Common Stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

         Market Discount. The Debentures may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Debenture will generally be equal to the amount, if any, by which the stated redemption price at maturity of a Debenture exceeds the holder's tax basis in the Debenture immediately after its acquisition. Subject to a de minimis exception, a holder of a Debenture acquired at a market discount will generally be required to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the accrued market discount on such Debenture at the time of disposition. In general, market discount will be treated as accruing on a straight-line basis over the term of the Debenture or, at the election of the holder, under a constant-yield method. A holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such Debenture until the Debenture is disposed of in a taxable transaction, unless the holder elects to include accrued market discount in income currently. If a holder acquires a Debenture at a market discount and receives Common Stock upon conversion of the Debenture, the amount of accrued market discount through the date of conversion will be treated as ordinary income upon the disposition of the Common Stock.

         Bond Premium. When a Debenture is acquired only with cash, it is acquired at a premium if the amount paid for the Debenture (less the amount deemed attributable to the rights to convert the Debenture to Common Stock) exceeds the principal amount of the Debenture due at maturity. If a Debenture is acquired at a premium and held as an investment, a holder may elect to amortize the premium. If a holder elects to amortize the premium, the interest income on the Debenture is reduced by an amount of the bond premium allocated to the interest payment. An election also causes a holder's tax basis in the Debenture to be reduced by the amount of premium used to offset the interest income. An election applies to all taxable bonds then owned or subsequently acquired by a holder. If bonds were acquired prior to the taxable year to which the election applies, the amortizable premium for such bonds does not include the premium that would have been amortized in prior years had the election been in effect during those prior years. For purposes of determining the amount of premium and the amortization period, the Company will be deemed to exercise its optional redemption in a manner that maximizes a holder's yield on the Debenture. If a holder does not elect to amortize the premium, then such premium will be taken into account for determining gain or loss upon a subsequent sale or exchange of the Debenture.

         Dividends on Common Stock. Distributions on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction. To the extent that a holder receives distributions on shares of Common Stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed current and accumulated earnings and profits of the Company, such distributions will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distributions in excess of the holder's basis in the shares of Common Stock will generally be treated as capital gain.

CERTAIN FEDERAL TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

         For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Debentures or Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, and (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means a beneficial owner of Debentures or Common Stock other than a U.S. Holder.

         Interest on Debentures. Generally, interest paid on Debentures to a Non-U.S. Holder will not be subject to United States federal income tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U S. Holder, (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (iii) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address. For purposes of determining ownership of stock of the Company, a Non-U.S. Holder of Debentures will be deemed to own the Common Stock into which the Debentures could be converted. If certain requirements are satisfied, the certification described in clause (iii) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. Under recently adopted United States Treasury regulations, which generally are effective for payments made after December 31, 1998, subject to certain transition rules, the certification described in clause
(iii) above may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such intermediary has entered into a withholding agreement with the Internal Revenue Service and certain other conditions are met. A Non-U.S. Holder that is not exempt from tax under the rules described above will generally be subject to United States federal withholding tax at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable tax treaties, which may provide different rules.

         Sales or Exchange of Debentures or Shares of Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale or exchange of Debentures or Common Stock unless (i) the holder is an individual who was present in the United States for 183 days or more during the taxable year and (a) such holder has a "tax home" in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such holder,
(ii) the gain is effectively connected with the conduct of a trade or business of the holder in the United States, or (iii) the Company is or has been a "United States real property holding corporation" at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. If the Company becomes a "United States real property holding corporation," gain recognized on a disposition of Debentures or Common Stock would not be subject to federal income tax if (i) the Common Stock is "regularly traded on an established securities market" within the meaning of the Code and
(ii) either (A) the Non-U.S. Holder disposing of Common Stock did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the Common Stock, or (B) in the case of a disposition of Debentures, the Non-U.S. Holder did not own, actually or constructively, Debentures which, as of any date on which such holder acquired Debentures had a fair market value greater than that of 5% of the Common Stock. The preceding sentence assumes that the Common Stock is and will continue to be listed on a domestic stock exchange and regularly quoted by brokers and hence will be "regularly traded" on an established securities market at the time of disposition.

         Dividends on Shares of Common Stock. Generally, to the extent a distribution with respect to Common Stock is treated as a dividend (as described above under "Dividends on Common Stock"), a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holder. If the dividend is effectively connected with the conduct of a trade or business within the United States, the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders, the branch profits tax under certain circumstances). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-U.S. Holder (and in the case of Non-U.S. Holders that are treated as partnerships or otherwise fiscally transparent the partners, shareholders or other beneficiaries of such Non-U.S. Holders) may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

         Estate Tax. Debentures held by an individual who at the time of death is not a United States citizen or resident, as specially defined for United States estate tax purposes, will not be subject to United States federal estate tax provided (i) the Debentures were not held in connection with a United States trade or business and (ii) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote. Common Stock owned by such an individual at the time of death, and in certain circumstances transferred before death, will be includible in the taxable estate and may be subject to United

States federal estate tax unless otherwise provided by an applicable tax treaty. Estates of nonresident aliens are generally allowed a statutory credit which has the effect of offsetting United States federal estate tax imposed on the first $60,000 of the taxable estate.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         U.S. Holders. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of Common Stock made by the Company with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax, upon furnishing the required information.

         Non-U.S. Holders. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders if the payee fails to certify that the holder is a non-U.S. person or if the Company or its paying agent has actual knowledge that the payee is a United States person. The 31% backup withholding tax generally will not apply to dividends paid to foreign holders outside the United States that are subject to 30% withholding as discussed above or that are subject to a tax treaty that reduces such withholding.

         The payment of the proceeds on the disposition of Debentures or shares of Common Stock to or through a United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Debentures or shares of Common Stock to or through a foreign office of a broker will generally not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

         Recently adopted United States Treasury regulations, which generally are effective for payments made after December 31, 1998, subject to certain transition rules, alter the foregoing rules in certain respects. Those regulations provide presumptions under which a Non-U.S. Holder is subject to information reporting and backup withholding at the rate of 31% unless the Company receives certification of the holder's non-U.S. status. Depending on the circumstances, this certification will need to be provided (i) directly by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or (iii) certain qualified financial institutions or other qualified entities on behalf of the Non-U.S. Holder.

                             SELLING SECURITYHOLDERS

         The Debentures were originally acquired on December 10, 1997 from the Company by the Initial Purchasers. The Initial Purchasers advised the Company that the Initial Purchasers have resold the Debentures in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) and certain institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act). These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the Debentures and/or Conversion Shares pursuant to this Prospectus.

         The Debentures and the Conversion Shares have been registered pursuant to the Registration Rights Agreement which provides that the Company file a Registration Statement with regard to the Debentures and the Conversion Shares within 90 days of the date of original issuance of the Debentures and keep such Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered pursuant to the Registration Rights Agreement thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision. In addition, 264,101 Additional Shares are being registered pursuant to the Registration Statement for the account of certain securityholders of the Company. The Selling Securityholders may choose to sell Debentures and/or Shares from time to time. See "Plan of Distribution."

         The following table sets forth the name of each Selling Securityholder who has provided the Company with notice as of the date of this Prospectus pursuant to the Registration Rights Agreement of such Selling Securityholder's intent to sell or otherwise dispose of Debentures and/or Conversion Shares pursuant to the Registration Statement, the principal amount of Debentures and the number of Conversion Shares which may be sold from time to time by such Selling Securityholder pursuant to the Registration Statement and the percentage of outstanding Debentures and Common Stock beneficially owned by such Selling Securityholder as of December 31, 1997. No such Selling Securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus. Because the Selling Securityholders may offer all or some portion of the Debentures and Conversion Shares, no estimate can be given as to the percentage of Debentures or Common Stock that will be held by the Selling Securityholders upon termination of sales pursuant to this Prospectus. In addition, the Selling Securityholders identified below may have sold, transferred or disposed of all or a portion of their Debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.


                             Principal            Percentage of
                             Amount of       Debentures Outstanding                         Percentage of Common
                           Debentures that     Beneficially Owned     Conversion Shares      Stock Beneficially
                            May be Sold         Before Offering        That May Be Sold**   Owned Before Offering
                            -----------         ---------------        ------------------   ---------------------
      Name
      ----
Aim Balanced Fund           $3,500,000              1.014%                  88,383                     *

Aim Charter Fund           $26,500,000              7.681%                 669,191                     *

Aim Income Fund                        $2,000,000            *                 50,505          *

Aim Vi Growth & Income                 $4,000,000         1.159%              101,010          *

American Community Mutual              $  250,000            *                  6,313          *
Insurance Company

American Pioneer Life                  $   50,000            *                  1,262          *
Insurance Company of New York

American Progressive Life &            $   50,000            *                  1,262          *
Health Insurance Company of
New York

American Public Entity                 $   45,000            *                  1,136          *
Excess Pool

American Republic Insurance            $  500,000            *                 12,626          *
Company

Anthracite Mutual Fire                 $   15,000            *                    378          *
Insurance Company

Associated Physicians                  $   30,000            *                    757          *
Insurance Company

Bank of America Convertible            $  275,000            *                  6,944          *
Securities Fund

Bank of America Employee               $  135,000            *                  3,409          *
Benefit Convertible Fund

Bank of America Equity                 $3,310,000            *                 83,585          *
Income Fund

BCS Life Insurance Company             $  400,000            *                 10,101          *

Capital Markets Transaction,           $5,000,000         1.449%              126,262          *
Inc.

Care America Life Insurance            $   20,000            *                    505          *
Company

Catholic Relief Insurance              $  220,000            *                  5,555          *
Company of America

Century National Insurance             $  780,000            *                 19,696          *
Company

CFW-C, L.P.                            $2,000,000            *                 50,505          *

Chicago Mutual Insurance               $   40,000            *                  1,010          *
Company

Chrysler Insurance Company             $2,500,000            *                 63,131          *

Concord Life Insurance                 $  100,000            *                  2,525          *
Company

Condor Insurance Company               $  110,000            *                  2,777          *

Delta Air Lines Master Trust           $2,660,000            *                 67,171          *

Farmers Home Mutual                   $    95,000            *                  2,398          *
Insurance Company

Federated Rural Electric              $    70,000            *                  1,767          *
Insurance Company

First Patriot Insurance               $    60,000            *                  1,515          *
Company

Frontier Insurance Company            $   500,000            *                 12,626          *

Goodville Mutual Casualty             $    40,000            *                  1,010          *
Company

Gopher State Mutual                   $    85,000            *                  2,146          *
Insurance Company

Grain Dealers Mutual                  $    90,000            *                  2,272          *
Insurance

Guarantee Trust Life                  $   500,000            *                 12,626          *
Insurance Company

Guaranty Income Life                  $   250,000            *                  6,313          *
Insurance Company

Holy Family Society                   $    40,000            *                  1,010          *

Illinois Founders Insurance           $    50,000            *                  1,262          *
Company

ISBA Mutual Insurance Company         $    70,000            *                  1,767          *

Lebanon Mutual Insurance              $    70,000            *                  1,767          *
Company

Lehman Brothers                       $12,625,000         3.659%              318,813          *
International (Europe)

Lone Star Life Insurance              $   550,000            *                 13,888          *
Company

Medico Life Insurance Company         $   320,000            *                  8,080          *

MedMarc Insurance Company             $   350,000            *                  8,838          *

Michigan Mutual Insurance             $ 2,100,000            *                 53,030          *
Company

Middle Cities Risk                    $   150,000            *                  3,787          *
Management Trust

Midwest Security Life                 $   170,000            *                  4,292          *

Midwestern National Life              $   250,000            *                  6,313          *
Insurance Company of Ohio

Millers Casualty Insurance            $   180,000            *                  4,545          *
Company of Texas

Millers Mutual Fire                   $ 1,500,000            *                 37,878          *
Insurance Company of Texas

Mutual Protective Insurance            $  300,000            *                  7,575          *
Company

Natwest Securities Limited             $5,000,000            *                126,262          *

New Castle Mutual Insurance            $   15,000            *                    378          *
Company

Nomic Insurance Company                $  250,000            *                  6,313          *

OCM Convertible Limited                $  175,000            *                  4,419          *
Partnership

OCM Convertible Trust                  $4,735,000         1.372%              119,570          *

Old Guard Fire Insurance               $  130,000            *                  3,282          *
Company

Old Guard Insurance Company            $  240,000            *                  6,060          *

Orrington International Fund           $  185,000            *                  4,671          *
Ltd.

Orrington Investments                  $  315,000            *                  7,954          *
Limited Partnership

Ozark National Life                    $  350,000            *                  8,838          *
Insurance Company

Pacific Horizon Capital                $4,400,000         1.275%              111,111          *
Income Fund

Pacific Innovation Trust               $  180,000            *                  4,545          *
Capital Income Fund

Paloma Securities L.L.C                $1,000,000            *                 25,252          *

Phico Insurance Company                $  150,000            *                  3,787          *

Physicians Mutual Insurance            $  150,000            *                  3,787          *
Company

Pioneer Insurance Company              $   30,000            *                    757          *

Police & Fireman's Insurance           $   60,000            *                  1,515          *
Association

Public Employees' Retirement           $1,000,000            *                 25,252          *
Association of Colorado

Reassurance Company of                 $  350,000            *                  8,838          *
Hanover

Secura Insurance, A Mutual             $  200,000            *                  5,050          *
Company

Security Mutual Life                   $  100,000            *                  2,525          *
Insurance

Service Life and Casualty              $   40,000            *                  1,010          *
Insurance Company

Service Lloyds Insurance               $   40,000            *                  1,010          *
Company



Shepherd Investments                  $12,625,000        3.659%               318,813          *
International Ltd.

Silverton International Fund          $ 1,100,000            *                 27,777          *
Limited

Standard Mutual Insurance             $   125,000            *                  3,156          *
Company

State Employees Retirement            $ 1,135,000            *                 28,661          *
Fund of the State of Delaware

State of Connecticut                  $ 4,140,000          1.2%               104,545          *
Combined Investment Funds

Texas Builders Insurance              $    80,000            *                  2,020          *
Company

Transguard Insurance                  $   340,000            *                  8,585          *
Company, Inc.

United National Insurance             $ 2,000,000            *                 50,505          *
Company

United Teacher Associates             $   800,000            *                 20,202          *
Insurance Company

Washington International              $   200,000            *                  5,050          *
Insurance Company

Western Home Insurance                $   140,000            *                  3,535          *
Company

Westward Life Insurance               $    70,000            *                  1,767          *
Company

Wisconsin Lawyers Mutual              $   100,000            *                  2,525          *
Insurance Company

Wisconsin Mutual Insurance            $   100,000            *                  2,525          *
Company

World Insurance Company               $   170,000            *                  4,292          *

----------
*     Less than 1%.

** Assumes conversion of full amount of Debentures held by such holder at the initial rate of $39.60 in principal amount of Debentures per share of Common Stock.

         Set forth below are the names of certain other Selling Securityholders who acquired shares of Common Stock in certain transactions not related to the sale of the Debentures and the maximum number of Additional Shares that may be sold by each such Selling Securityholder from time to time hereunder. Except as may otherwise be indicated in the footnotes to the table, no such Selling Securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus. The percentage of Common Stock beneficially owned by each of the Selling Securityholders identified below both prior to and after giving effect to the offering being made hereby is less than 1%.









                                               SHARES OF COMMON STOCK

                    NAME                         THAT MAY BE SOLD
                    ----                         ----------------

Pharm-Corp of Maine                                 66,376(1)

Spectrum Care Pharmacy Limited Liability Company    46,463(1)

Add-On Health Systems, Inc.                         59,738(1)

Konsult(2)                                          61,535(1)

Konsult Data Systems Corporation(3)                 15,384(1)

Ralph Kalies(4)                                      2,737(1)

Michael J. Fiori(4)                                 11,868(1)





-----------------------------


(1) These Shares were acquired by the Selling Securityholder in connection with an acquisition by the Company.

(2) The Selling Securityholder is a sole proprietorship owned and operated by Ralph F. Kalies, Jr.

(3) The Selling Securityholder is a corporation of which Ralph Kalies is the sole shareholder.

(4) The Selling Securityholder is an employee of the Company or a subsidiary thereof.


         This Prospectus may be supplemented as necessary to set forth information respecting any Selling Securityholder providing the Company with notice subsequent to the date of this Prospectus pursuant to the Registration Rights Agreement of such Selling Securityholder's intent to sell or otherwise dispose of Debentures and/or Shares pursuant to the Registration Statement.




                              PLAN OF DISTRIBUTION


         The Debentures and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus.

         The Company will not receive any of the proceeds from the offering of Debentures and the Shares by the Selling Securityholders. Debentures and Shares offered hereby may be sold from time to time directly by any Selling Securityholder or, alternatively, through underwriters, broker-dealers or agents. If Debentures or Shares are sold through underwriters or broker-dealers, the Selling Securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such Debentures or Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Debentures or Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options. In connection with sales of the Debentures or Shares or otherwise, any Selling Securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Debentures or Shares in the course of hedging the positions they assume. Any Selling Securityholder may also sell short and deliver Debentures or Shares to close out such short positions, or loan or pledge Debentures or Shares to broker-dealers that in turn may sell such securities.

         The outstanding Common Stock is publicly traded on the New York Stock Exchange. The Initial Purchasers have advised the Company that they are making and currently intend to continue making a market in the Debentures; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. The Company does not intend to apply for listing of the Debentures on any securities exchange. Accordingly, no assurance can be given as to the development or liquidity of any trading market that may develop for the Debentures. See "Risk Factors--Absence of Public Market; Transfer Restrictions."

         The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profits realized by the Selling Securityholders on the resales of the Debentures or the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Debentures or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

         The Debentures were originally sold by the Company to the Initial Purchasers in December 1997 in a private placement. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchasers. The Registration Rights Agreement provides for the Company and the Selling Securityholders to indemnify each other against certain liabilities arising under the Securities Act.

         The Company has agreed pursuant to the Registration Rights Agreement to use its best efforts to cause the Registration Statement to which this Prospectus relates to become effective as promptly as is practicable and to keep the Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered pursuant to the Registration Rights Agreement thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision. The Registration Rights Agreement provides that the Company may suspend the use of this Prospectus in connection with sales of Debentures and Shares by holders for a period not to exceed 30 days in any three-month period, or not to exceed an aggregate of 60 days in any 12-month period, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. Expenses of preparing and filing the Registration Statement and all post-effective amendments will be borne by the Company.



                                  LEGAL MATTERS


         The validity of the Debentures and the Shares will be passed upon for the Company by Thompson Hine & Flory LLP, Dayton, Ohio.


                                     EXPERTS


         The audited financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended on Form 10K/A filed August 6, 1997) have been so incorporated in reliance on the report of Price Waterhouse LLP to the extent and for the periods appearing therein, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of American Medserve Corporation as of December 31, 1996 and 1995 and for the year ended December 31, 1996, the six months ended December 31, 1995 and the year ended June 30, 1995 incorporated in this Prospectus by reference to Omnicare's Form 8-K dated September 12, 1997 (as amended September 29, 1997 and December 4, 1997) have been audited by Ernst & Young LLP, independent accountants, as stated in their report appearing therein.

================================================================================

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE DEBENTURES OR THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                              -------------------
                                TABLE OF CONTENTS



                                                                          Page
                                                                          ----

AVAILABLE INFORMATION.......................................................2

INCORPORATION OF CERTAIN DOCUMENTS

   BY REFERENCE.............................................................2

THE COMPANY.................................................................2

RISK FACTORS................................................................3

USE OF PROCEEDS.............................................................6

RATIO OF EARNINGS TO FIXED CHARGES..........................................6

DESCRIPTION OF DEBENTURES.................................................. 6

DESCRIPTION OF CAPITAL STOCK...............................................17

CERTAIN UNITED STATES FEDERAL

  INCOME TAX CONSIDERATIONS................................................18

SELLING SECURITYHOLDERS....................................................22

PLAN OF DISTRIBUTION.......................................................27

LEGAL MATTERS..............................................................29

EXPERTS....................................................................29

================================================================================







================================================================================


                                 OMNICARE, INC.








                        $345,000,000 Principal Amount of

                     5% Convertible Subordinated Debentures

                                    due 2007







                               8,976,222 Shares of

                                  Common Stock








                                   PROSPECTUS




                                     ,  1998


                              -------------------





================================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Registrant in connection with the distribution of the securities being registered are as follows:



SEC Registration Fee........................................  $104,017
NYSE Listing Fee............................................     1,500
Accounting Fees and Expenses................................     5,000
Legal Fees and Expenses.....................................    50,000
Miscellaneous...............................................    39,483
                                                              --------
Total.......................................................  $200,000
                                                              ========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


         The Restated Certificate of Incorporation and Bylaws of Omnicare, and separate Indemnification Agreements, provide for the indemnification of each director and officer of Omnicare in connection with any claim, action, suit or proceeding brought or threatened by reason of his or her position with Omnicare. In addition, the General Corporation Law of the State of Delaware ("Delaware Law") permits Omnicare to indemnify its directors, officers and others against judgments, fines, amounts paid in settlement and attorneys' fees resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified in the Delaware Law.


         The Company's directors and officers are, in addition, insured against loss arising from any claim against them or a wrongful act or omission with certain exceptions and limitations.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES




4.1 Indenture dated as of December 10, 1997 between the Company and The First National Bank of Chicago, as Trustee

4.2      Form of Debenture (included in Exhibit 4.1)

4.3 Registration Rights Agreement dated as of December 10, 1997 between the Company and Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities, Inc., Smith Barney Inc. and William Blair & Company

5.1      Opinion of Thompson Hine & Flory LLP

12.1     Statement re: calculation of ratio of earnings to fixed charges

23.1     Consent of Price Waterhouse LLP

23.2     Consent of Ernst & Young LLP

23.3     Consent of Thompson Hine & Flory LLP (included in Exhibit 5.1)

24.1     Power of Attorney (included on page II-4)

25.1     Statement of Eligibility of the Trustee on Form T-1


ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, That paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 6th day of February, 1998.



                                              OMNICARE, INC.


                                              By: /s/ Joel F. Gemunder
                                                -----------------------------

                                                Joel F. Gemunder

                                                President


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Edward L. Hutton, Joel
F. Gemunder and Cheryl D. Hodges, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Signatures                Title                               Date
              ----------                -----                               ----

 /s/ Edward L. Hutton           Chairman and Director                     February 6, 1998
---------------------------     (Principal Executive Officer)
Edward L. Hutton

 /s/ Joel F. Gemunder           President and Director                    February 6, 1998
---------------------------     Principal Executive Officer)
Joel F. Gemunder


 /s/ David W. Froesel, Jr.      Senior Vice President and Chief           February 6, 1998
---------------------------     Financial Officer (Principal
David W. Froesel, Jr.           Financial Officer and Principal
                                Accounting Officer)

 /s/ Ronald K. Baur             Director                                  February 6, 1998
---------------------------
Ronald K. Baur

 /s/ Kenneth W. Chesterman      Director                                  February 6, 1998
---------------------------
Kenneth W. Chesterman

 /s/ Charles H. Erhart          Director                                  February 6, 1998
---------------------------
Charles H. Erhart, Jr.


 /s/ Mary Lou Fox               Director                                  February 6, 1998
---------------------------
Mary Lou Fox

 /s/ Cheryl D. Hodges           Director                                  February 6, 1998
---------------------------
Cheryl D. Hodges

 /s/ Thomas C. Hutton           Director                                  February 6, 1998
---------------------------
Thomas C. Hutton





 /s/ Patrick E. Keefe              Director                     February 6, 1998
---------------------------
Patrick E. Keefe


 /s/ Sandra E. Laney               Director                     February 6, 1998
---------------------------
Sandra E. Laney


 /s/ Andrea R. Lindell             Director                     February 6, 1998
---------------------------
Andrea R. Lindell


 /s/ Sheldon Margen                Director                      February 6, 1998
---------------------------
Sheldon Margen

 /s/ Kevin J. McNamara             Director                      February 6, 1998
---------------------------
Kevin J. McNamara

 /s/ John M. Mount                 Director                      February 6, 1998
---------------------------
John M. Mount

 /s/ D. Walter Robbins, Jr.        Director                      February 6, 1998
---------------------------
D. Walter Robbins, Jr.


                                  EXHIBIT INDEX
Exhibit
Number                         Description of Exhibit
------                         ----------------------

       4.1 Indenture dated as of December 10, 1997 between the Company and The First National Bank of Chicago, as Trustee

       4.2        Form of Debenture (included in Exhibit 4.1)

       4.3        Registration Rights Agreement dated as of December 10, 1997 between the Company and Morgan Stanley & Co. Incorporated, Credit Suisse
                  First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated, NationsBanc Montgomery Securities, Inc., Smith
                  Barney Inc. and William Blair & Company

       5.1        Opinion of Thompson Hine & Flory LLP

      12.1        Statement re:  calculation of ratio of earnings to fixed charges

      23.1        Consent of Price Waterhouse LLP

      23.2        Consent of Ernst & Young LLP

      23.3        Consent of Thompson Hine & Flory LLP (included in Exhibit 5.1)

      24.1        Power of Attorney (included on page II-4)

      25.1        Statement of Eligibility of the Trustee on Form T-1
